HARLEY-DAVIDSON PLANS DIRECT DISTRIBUTION TO INDEPENDENT DEALERS IN CANADA

MILWAUKEE, and VANCOUVER, British Columbia – Feb. 26, 2015 – Harley-Davidson (NYSE:HOG) will transition to a model of direct distribution to independently owned dealers in Canada by July 31, 2017, when the company’s current agreement ends with Deeley Harley-Davidson Canada, the exclusive distributor of Harley-Davidson products in Canada since 1973. The two companies are also in discussions about a possible agreement to move up the transition in Canadian operations to as early as the third quarter of 2015.

As part of its global growth strategy, Harley-Davidson has largely migrated to a globally consistent model of direct distribution to independently owned dealers and, in recent years, has established direct distribution and operations in a number of its major markets including Brazil, Australia, Italy and the Scandinavian countries. Under direct distribution, the company manages sales to dealers, marketing, dealer recruitment and retail capabilities, consumer events and other aspects of its in-market activities, often through wholly-owned subsidiaries. Canada remains among the only markets operating through a third-party distributor arrangement.

“The contributions of the Deeley organization to Harley-Davidson’s customers and the business in Canada have been tremendous, and we have the highest regard for the entire Deeley team,” said Harley-Davidson North America Vice President and Managing Director Mike Kennedy. “Deeley has achieved a level of success that has made Canada one of the largest international Harley-Davidson markets over time. We have made this decision to transition to direct distribution in Canada after long and careful consideration, and solely growing out of our global business strategy. We will work closely with the Deeley organization as we finalize a roadmap for the future and look forward to leveraging the many opportunities to fulfill dreams of personal freedom for customers.”

“We have a long and proud relationship with Harley-Davidson, marked by Deeley’s commitment to excellence – to our associates, customers and retailers – and that will continue to be our priority throughout the transition,” said Deeley Harley-Davidson Canada President and Chief Operating Officer Malcolm Hunter. “It has been a true honour to be part of this business we have all built together. We have accomplished so much and are proud of Deeley’s legacy and our enduring contribution to motorcycling in Canada. The entire Deeley organization will work closely with Harley-Davidson to ensure a seamless transition and ensure that Canadian customers continue to enjoy an outstanding Harley-Davidson product, service and support experience. ”

Don James, co-founder and majority owner of Deeley Harley-Davidson Canada, currently serves as a director on the Harley-Davidson, Inc. board.

In Canada and globally, Harley-Davidson motorcycles and related products are retailed through a network of more than 1,460 independently owned dealerships.

About Harley-Davidson, Inc.
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Deeley Harley-Davidson® Canada
Deeley Harley-Davidson® Canada is the exclusive Canadian distributor of Harley-Davidson® motorcycles, Genuine Motor Parts and Accessories, and MotorClothes® apparel, which are provided through a national network of authorized Harley-Davidson® Retailers. Office and distribution warehouse facilities are located in Richmond, British Columbia, and Concord, Ontario. Please visit www.harleycanada.com for further information on Harley-Davidson® products in Canada.

Contacts:
Harley-Davidson: Media, Kristen Cunningham, 414-343-4251, kristen.cunningham@harley-davidson.com, or Financial, Amy Giuffre, 414-343-8002

Deeley Harley-Davidson Canada: Janet Tinsley, 905-482-4209, janettinsley@deeley.com